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                                                                  EXHIBIT 14(a)

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this registration statement on Form N-14 (the "Registration Statement") of our report dated October 25, 1995, relating to the financial statements and financial highlights of Baird Blue Chip Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Information" and "Selected Baird Blue Chip
Fund Per Share Data and Ratios" in such Prospectus and the reference to us under the heading "Audit Reports" in such Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Milwaukee, Wisconsin
December 27, 1995